Exhibit 99(a)

[PITTSTON LOGO]			                              	The Pittston Company
                                          							1000 Virginia Center Parkway
PRESS RELEASE			                               		P. O. Box 4229
                                                 Glen Allen, VA  23058-4229
                                                 Tel  804.553.3600
                                                 Fax  804.553.3760
Contact:
Investor Relations				                           IMMEDIATE RELEASE
804.553.3708


             Pittston Repurchases Series C Convertible Preferred Stock

Richmond, VA - March 15, 1999. The Pittston Company announced today that it has purchased 839,200 depositary shares of its Series C Convertible Preferred Stock for $21 million. The Series C Convertible Preferred Stock is convertible into Pittston Minerals Group Common Stock and has an annual dividend rate of $3.125 per depositary share. As a result of this transaction, Pittston's preferred stock dividends, which are attributed to the Pittston Minerals Group, will be reduced by $2.6 million annually.

On March 12, 1999, Pittston's Board of Directors increased the remaining authority to purchase Series C Convertible Preferred Stock by $4.3 million. The recent financial performance of the Minerals Group and the purchase of the Convertible Preferred Stock is expected to significantly reduce or eliminate the ability to pay dividends on Minerals Group Common Stock.

In announcing the purchase, Michael Dan, Chairman, President and Chief Executive Officer of The Pittston Company, said, "Today's purchase is another step in our continuing efforts to improve the cash flow and operating performance of our minerals business and to improve returns to our common shareholders. By substituting lower cost debt for the preferred stock, we expect to reduce our after tax cost of financing Pittston Minerals Group by approximately $1.8 million annually at current interest rates. We are pleased to have been able to conclude this transaction."

                                  * * *
Pittston Minerals Group Common Stock (NYSE-PZM), Pittston Brink's Group Common Stock (NYSE-PZB) and Pittston BAX Group Common Stock (NYSE-PZX) represent the three classes of common stock of The Pittston Company, a diversified company with interests in mining and minerals exploration through Pittston Coal Company and Pittston Mineral Ventures (Pittston Minerals Group), security services through Brink's, Incorporated and Brink's Home Security, Inc. (Pittston Brink's Group) and global freight transportation and logistics management services through BAX Global Inc. (Pittston BAX Group).